                                                                    Exhibit FS-2

                    New York State Electric & Gas Corporation
                             Condensed Balance Sheet
                 Giving Effect to the Sale of Nine Mile Point 2
                              At December 31, 2000
                              Actual and Pro Forma
                                   (Unaudited)



                                       NYSEG       Pro Forma    Pro Forma
                                       Actual     Adjustments     NYSEG
                                     ----------  -------------  ----------
Assets
Current Assets
  Cash and cash equivalents          $    7,523  $     53,013   $   60,536
  Special deposits                       21,440             -       21,440
  Accounts receivable, net              200,846             -      200,846
  Other accounts receivable
     due from Constellation                   -        61,620       61,620
  Other                                  67,908          (640)      67,268
                                     ----------  -------------  ----------
        Total Current Assets            297,717       113,993      411,710

Utility Plant, at Original Cost       4,178,784      (854,133)   3,324,651
  Less accumulated depreciation       2,116,787      (837,546)   1,279,241
                                     ----------  -------------  ----------
    Net utility plant in service      2,061,997       (16,587)   2,045,410
  Construction work in progress          25,006             -       25,006
                                     ----------  -------------  ----------
        Total Utility Plant           2,087,003       (16,587)   2,070,416

Other Property and Investments, Net      76,737       (31,186)      45,551

Regulatory Assets                       208,353       (31,827)     176,526

Other Assets                            273,080             -      273,080
                                     ----------  -------------  ----------

        Total Assets                 $2,942,890  $     34,393   $2,977,283
                                     ==========  =============  ==========


The notes on page 5 of this exhibit are an integral part of the pro forma combined condensed financial statements.

                    New York State Electric & Gas Corporation
                             Condensed Balance Sheet
                 Giving Effect to the Sale of Nine Mile Point 2
                              At December 31, 2000
                              Actual and Pro Forma
                                   (Unaudited)



                                          NYSEG       Pro Forma    Pro Forma
                                          Actual     Adjustments     NYSEG
                                        ----------  -------------  ----------
Liabilities
Current Liabilities
  Current portion of long-term debt
     and sinking fund requirements      $    1,088             -   $    1,088
  Notes payable and interim financing      123,000             -      123,000
  Taxes accrued                              9,006  $     20,250       29,256
  Other                                    237,994         1,070      239,064
                                        ----------  -------------  ----------
        Total Current Liabilities          371,088        21,320      392,408
Regulatory Liabilities
  Gain on sale of generation assets              -        71,368       71,368
  Other                                     86,129       (27,165)      58,964
                                        ----------  -------------  ----------
        Total Regulatory Liabilities        86,129        44,203      130,332
Deferred Income Taxes and
  Unamortized Investment Tax Credits       287,560             -      287,560
Other                                      361,314       (31,186)     330,128
Long-term debt                           1,189,249             -    1,189,249
                                        ----------  -------------  ----------
        Total Liabilities                2,295,340        34,337    2,329,677
Commitments                                      -             -            -
Preferred stock redeemable solely
  at the company's option                   10,159             -       10,159
Common Stock Equity
  Common stock ($6.66 2/3 par value,
90,000 shares authorized and 64,508
shares outstanding as of December
  31, 2000)                                430,057             -      430,057
Capital in excess of par value             170,678             -      170,678
Retained earnings                           35,329            56       35,385
Accumulated other
  comprehensive income                       1,327             -        1,327
                                        ----------  -------------  ----------
        Total Common Stock Equity          637,391            56      637,447
                                        ----------  -------------  ----------
        Total Liabilities and
         Shareholders' Equity           $2,942,890  $     34,393   $2,977,283
                                        ==========  =============  ==========


The notes on page 5 of this exhibit are an integral part of the pro forma combined condensed financial statements.

                    New York State Electric & Gas Corporation
                          Condensed Statement of Income
                 Giving Effect to the Sale of Nine Mile Point 2
                      Twelve Months Ended December 31, 2000
                              Actual and Pro Forma
                                   (Unaudited)



                                       NYSEG      Pro Forma     Pro Forma
                                       Actual    Adjustments      NYSEG
                                     ----------  ------------  -----------
                                    (in thousands, except per share amounts)
Operating Revenues
  Electric                           $1,746,138            -   $1,746,138
  Natural Gas                           376,886            -      376,886
                                     ----------  ------------  -----------
        Total Operating Revenues      2,123,024            -    2,123,024

Operating Expenses
  Electricity purchased and fuel
    used in generation                  830,008       45,848      875,856
  Natural gas purchased                 243,482            -      243,482
  Other operating expenses              256,772      (23,079)     233,693
  Maintenance                            87,460      (10,844)      76,616
  Depreciation and amortization         109,484       (4,434)     105,050
  Other taxes                           126,846       (6,417)     120,429
  Gain on sale of Nine Mile 2                 -      (90,480)     (90,480)
Deferral of asset sale gain                   -       71,368       71,368
                                     ----------  ------------  -----------
        Total Operating Expenses      1,654,052      (18,038)   1,636,014
                                     ----------  ------------  -----------

Operating Income                        468,972       18,038      487,010
Interest Charges, Net                   103,279            -      103,279
Other (Income) and Deductions             4,028            -        4,028
                                     ----------  ------------  -----------
Income Before
  Income Taxes                          361,665       18,038      379,703
Income Taxes                            140,425       18,626      159,051
                                     ----------  ------------  -----------
Income Before
  Extraordinary Item                    221,240         (588)     220,652
Extraordinary Loss on Early
  Extinguishment of Debt, Net             1,645            -        1,645
                                     ----------  ------------  -----------
Net Income                              219,595         (588)     219,007
Preferred Stock Dividends                   396            -          396
                                     ----------  ------------  -----------
Earnings Available for Common Stock  $  219,199        ($588)  $  218,611
                                     ==========  ============  ===========


The notes on page 5 of this exhibit are an integral part of the pro forma combined condensed financial statements.

                    New York State Electric & Gas Corporation
                    Condensed Statement of Retained Earnings
                 Giving Effect to the Sale of Nine Mile Point 2
                              At December 31, 2000
                              Actual and Pro Forma
                                   (Unaudited)



                                      NYSEG     Pro Forma    Pro Forma
                                      Actual   Adjustments     NYSEG
                                     --------  ------------  ----------

Balance, beginning of period         $ 26,731                $   26,731

Add net income                        219,595  $         56     219,651

Deduct dividends on preferred stock       396             -         396

Deduct dividends on common stock      210,601             -     210,601
                                     --------  ------------  ----------

Balance, end of period               $ 35,329  $         56  $   35,385
                                     ========  ============  ==========


The notes on page 5 of this exhibit are an integral part of the pro forma combined condensed financial statements.

                          Notes to Unaudited Pro Forma
                         Condensed Financial Statements
                 Giving Effect to the Sale of Nine Mile Point 2

Note  1.  Unaudited  Pro  Forma  Condensed  Financial  Statements.

     The unaudited pro forma condensed financial statements as of and for the twelve months ended December 31, 2000, have been adjusted to give effect to the sale of NYSEG's 18% ownership interest in NMP2. The unaudited pro forma condensed financial statements reflect adjustments based on certain amounts as of and for the twelve months ended December 31, 2000. Final entries will be made on the basis of actual assets and liabilities as of the closing date of the sale. Therefore, actual amounts may differ from those reflected in the pro forma financial statements.

     The unaudited pro forma condensed balance sheet and statement of retained earnings assume that the sale was completed on December 31, 2000. The unaudited pro forma combined condensed statement of income for the twelve months ended December 31, 2000, assumes that the sale was completed on January 1, 2000.

     The pro forma statements are for illustrative purposes only. They are not necessarily indicative of the financial position or operating results that would have occurred had the sale been completed on January 1, 2000 or December 31, 2000, as assumed above; nor is the information necessarily indicative of future financial position or operating results.

Note  2.  Balance  Sheet

     The pro forma adjusting entries on the balance sheet reflect the 1) amount of cash received at closing, 2) accounts receivable for the unpaid balance of the purchase price, 3) elimination of utility plant related to NMP2, 4) transfer of the decommissioning trust fund, 5) elimination of related deferred taxes, 6) recognition of deferred taxes relating to the deferred gain, 7) elimination of other related deferred assets, including transaction costs and
8)  taxes  payable  on  the  taxable  gain.


Note  3.  Income  Statement.

     The pro forma adjusting entries on the income statement reflect the 1) cost of purchasing electricity to replace the electricity generated by NMP2, 2) elimination of NMP2 operating expenses, 3) the gain on the sale of NMP2 and the gain deferred, and 4) income taxes on the gain.